UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

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Filed by a Party other than the Registrant:	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Under Section 240.14a-12

STAMPS.COM INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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12959 Coral Tree Place
Los Angeles, CA 90066-7020
(310) 482-5800

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Stamps.com Inc. to be held at 10:00 a.m. Pacific Daylight Savings Time on Wednesday, June 6, 2007, at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292.

Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked to (i) elect two directors and (ii) ratify the selection of our auditors for 2007. The accompanying Notice of 2007 Annual Meeting of Stockholders and proxy statement describe the matters to be presented at the Annual Meeting. These proxy solicitation materials will first be mailed on or about April 27, 2007 to all stockholders entitled to vote at the Annual Meeting.

The board of directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of our auditors.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

Sincerely,

/s/ Ken McBride

Ken McBride
Chief Executive Officer

Los Angeles, California
April 12, 2007

12959 Coral Tree Place
Los Angeles, CA 90066-7020
(310) 482-5800

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2007

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Stamps.com Inc., a Delaware corporation, will be held on June 6, 2007, beginning at 10:00 a.m. Pacific Daylight Savings Time at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292, for the following purposes:

1.

To elect two directors to serve for a three-year term ending in the year 2010 or until their successors are duly elected and qualified; and

2.

To ratify the appointment of Ernst & Young LLP as independent auditors of our Company for the fiscal year ending December 31, 2007.

The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on April 16, 2007 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment of the meeting. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder of our Company, for any purpose germane to the meeting, at the Annual Meeting and during ordinary business hours at our executive offices for a period of ten days prior to the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

/s/ Seth Weisberg

Seth Weisberg
General Counsel
and Secretary

Los Angeles, California
April 12, 2007

12959 Coral Tree Place
Los Angeles, CA 90066-7020

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2007

GENERAL INFORMATION ABOUT VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Stamps.com Inc., for use at the Annual Meeting of Stockholders to be held on June 6, 2007. The Annual Meeting will be begin at 10:00 a.m. Pacific Daylight Savings Time at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292.

Voting

On February 28, 2007, 21,868,552 shares of our common stock were issued and outstanding. As of that date we had no outstanding preferred stock. Each share of common stock is entitled to one vote at the Annual Meeting.

The nominees for election to our board of directors who receive the greatest number of votes cast for the election of directors by the shares present at the Annual Meeting, in person or by proxy, will be elected directors. You may not cumulate votes in the election of directors. The adoption of the proposal to ratify the appointment of our independent auditors requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy.

A majority of the outstanding shares of our common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. In the election of the director, an abstention or broker non-vote will have no effect on the outcome.

Proxies

If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted FOR the election of the directors proposed by the board unless the authority to vote for the election of a director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of our independent accountants. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Secretary at 12959 Coral Tree Place, Los Angeles, CA 90066-7020, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented by such stockholders at our 2008 annual meeting must be received no later than January 12, 2008, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by our board of directors for the 2008 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless our Company receives notice of the proposal not later than March 9, 2008.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our board currently consists of five members.

The five member Board is currently divided into two Class I directors, two Class II directors and one Class III director.

The class whose term of office expires at the Annual Meeting currently consists of two directors. The directors elected to this class will serve for a term of three years, expiring at the 2010 annual meeting of stockholders or until their successors have been duly elected and qualified. The nominees listed below are currently directors of our Company.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by our board of directors to fill the vacancy.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Set forth below is certain information concerning the nominees and the other incumbent directors:

Nominees for Term Ending Upon the 2010 Annual Meeting

Mohan P. Ananda, 61, has been a Director of our Company since January 1998. Mr. Ananda is a founder and currently serves as the chief executive officer and chairman of the board of Angels Now, Inc., an investment and management consulting company. From January 1997 to October 1998, Mr. Ananda served as our chief executive officer. From June 1986 to December 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the board of directors of several privately-held companies. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

Kevin G. Douglas, 44, has been a Director of our Company since July 2003. Mr. Douglas is the founder, Chairman and co-CEO of Douglas Telecommunications, Inc., a cellular communications company he started in 1991. Mr. Douglas also serves on the board of numerous private companies. Mr. Douglas received his A.B. from Stanford University and his J.D. from U.C. Hastings College of Law.

Continuing Director Whose Term Expires in 2008

Kenneth McBride, 39, has been a Director of our Company and has served as our President and Chief Executive Officer since August 2001 and also served as our Chief Financial Officer from October 2000 to January 2004. Previously, Mr. McBride served as the Senior Director of Finance for our Company from April 1999 to October 2000. Before joining Stamps.com, Mr. McBride was a research analyst for Salomon Smith Barney covering several industries in the high technology area. Mr. McBride has also worked as an engineer and manager in the semiconductor industry. Mr. McBride holds a bachelor’s degree, with honors, and a master’s degree, in Electrical Engineering from Stanford University. Mr. McBride also holds an MBA from the Graduate School of Business at Stanford University.

Continuing Directors Whose Terms Expire in 2009

G. Bradford Jones, 52, has been a Director of our Company since October 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and a General Partner of Redpoint Ventures, a firm he co-founded in October 1999. Mr. Jones also currently serves on the board of directors of numerous privately-held companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

Lloyd I. Miller, 52, has been a Director of our Company since April 2002. Mr. Miller is an independent investor and has served on numerous corporate boards including Vulcan International and American Controlled Industries, among others. Mr. Miller currently serves as a director of Aldila, Inc., American Banknote Corporation, Pharmos Corporation, Gene Logic Inc. and Synergy Brands, Inc. He is a member of the Chicago Board of Trade and the Chicago Stock Exchange, and traded actively on the floor of the CBOT from 1978 to 1992. He is a Registered Investment Advisor. Mr. Miller received his B.A. from Brown University.

Board Committees and Meetings

Our board of directors held four meetings and acted by unanimous written consent on one occasion during the fiscal year ended December 31, 2006. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board on which such director served during the fiscal year ended December 31, 2006. Our board of directors has an audit committee, a compensation committee and a nominating committee.

Audit Committee. Our audit committee currently consists of three directors, Messrs. Douglas, Jones and Miller, and is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Mr. Jones serves as the chairman of the audit committee. Our audit committee held five meetings during the fiscal year ended December 31, 2006. The audit committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. All members of the audit committee are non-employee directors and are “independent” pursuant to the rules of The Nasdaq Stock Market. In addition, the board has determined that Messrs. Jones and Miller are “audit committee financial experts” as defined by applicable SEC rules.

Compensation Committee. Our compensation committee currently consists of two directors, Messrs. Ananda and Miller. Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our compensation committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to make option grants under our stock incentive plan. All members of the compensation committee are non-employee directors and are “independent” pursuant to the rules of The Nasdaq Stock Market. The compensation committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. Our compensation committee held one meeting and acted by unanimous written consent on 12 separate occasions during the fiscal year ended December 31, 2006.

Nominating Committee. Our nominating committee was established in February 2004. The current members of our nominating committee are Messrs. Ananda, Douglas, Jones and Miller, each of whom qualifies as an independent director under the rules of the The Nasdaq Stock Market. The nominating committee identifies, evaluates and recommends nominees for membership on our board of directors and is also responsible for the evaluation of the independence of existing and prospective directors and reviewing and reporting on additional corporate governance matters as directed by the board of directors. The nominating committee acts pursuant to a written charter adopted by the board which is available on our website at http://investor.stamps.com. Our nominating committee held one meeting during the fiscal year ended December 31, 2006.

Compensation Committee Interlocks and Insider Participation. The compensation committee currently consists of two directors, Messrs. Ananda and Miller. Neither of these individuals was an officer or employee of our Company at any time during the fiscal year ended December 31, 2006 or had any relationship with our Company requiring disclosure. None of our current executive officers has ever served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Contacting the Board of Directors

Any stockholder who desires to contact our board of directors may do so by writing to the following address: Board of Directors, c/o Legal Department, Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020. Communications received are distributed to an independent member of the board of directors or to the other members of the board as appropriate depending on the facts and circumstances outlined in the communication received.

Director Independence

The board of directors has determined that, except for Mr. McBride, each of our directors qualifies as an independent director under the rules of The Nasdaq Stock Market. Mr. McBride is not independent because he serves as our chief executive officer.

Director Compensation

Cash Compensation. For fiscal year ending December 31, 2006, each non-employee director received an annual retainer of $18,000, $1,100 for each board meeting attended and $700 for each board committee meeting attended. Additional annual retainers were paid for service on our audit or compensation committees as follows: the chairman of the audit committee received $9,000; other members of the audit committee received $4,000; the chairman of the compensation committee received $5,000; and other members of the compensation committee received $2,500. Directors are also reimbursed for all reasonable expenses incurred by them in attending board and committee meetings.

Option Grants. Under the automatic option grant program in effect under our stock incentive plan, each individual who joined our board as a non-employee director at any time after June 24, 1999, received or will receive, at the time of their initial election or appointment, an automatic option grant to purchase 5,000 shares of our common stock, so long as that person has not previously been one of our employees. In addition, on the date of each annual stockholders meeting, beginning with the 2002 annual meeting, each individual who is to continue to serve as a non-employee board member, whether or not that individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 5,000 shares of our common stock. Each grant under our automatic option grant program will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a director. All non-employee directors received automatic option grants on June 7, 2006 for 5,000 shares each of our common stock at an exercise price per share of $31.64, the fair market value per share of our common stock on the grant date, as follows:

The following table contains information with respect to the compensation of the Company’s directors for the fiscal year ended December 31, 2006.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mohan Ananda	26,400	—	77,351	—	—	—	103,751

Bradford Jones	35,700	—	77,351	—	—	—	113,051

Kevin Douglas	30,700	—	77,351	—	—	—	108,051

Lloyd Miller	36,200	—	77,351	—	—	—	113,551

Vote Required

Directors are elected by a plurality of the votes of the shares present at the Annual Meeting in person or represented by proxy and entitled to vote on the election of directors.

Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the election of the nominees listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

General

Our board of directors has appointed the firm of Ernst & Young LLP, our independent auditors during the fiscal year ended December 31, 2006, to serve in the same capacity for the year ending December 31, 2007, and is asking you to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our board of directors is submitting the appointment of Ernst & Young LLP to you for ratification as a matter of good corporate practice.

If you fail to ratify the appointment, our audit committee and our board of directors will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our audit committee believes that such a change would be in the best interests of our Company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the current year.

Fees Billed to our Company by Ernst & Young LLP during Fiscal Year 2006

During the fiscal year ended December 31, 2006, Ernst & Young LLP provided various audit, audit related and non-audit services to our Company as follows:

Audit Fees

Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, and review of financial statements included in our Company’s quarterly reports on Form 10-Q, totaled approximately $333,500 and $326,000 for the fiscal year ended December 31, 2006 and 2005, respectively. In 2006, audit fees included $140,000 in fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal controls over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees

The Company was not billed any fees for audit-related services in 2006 or 2005.

Tax Fees

Fees billed to us by Ernst & Young LLP for tax services rendered to us for the fiscal year ended December 31, 2006 and 2005 totaled approximately $10,000 and $10,400, respectively.

All Other Fees

We had no other fees billed to us by Ernst & Young LLP for other non-audit and non-tax professional services for the fiscal years ended December 31, 2006 and 2005.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided to us by Ernst & Young LLP. Pre-approval is generally provided at a meeting of the Audit Committee and covers a specified period of time. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by Ernst & Young LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve other particular services on a case-

by-case basis. All services provided to our Company by Ernst & Young LLP during 2006 were pre-approved by the Audit Committee in accordance with this policy.

Determination of Independence

Our audit committee and board of directors have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence and such fees were approved by the audit committee.

Vote Required

The ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our Company’s independent auditors for the fiscal year ending December 31, 2007.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

MANAGEMENT

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors of our Company as of February 28, 2007:

Name	Age	Position

Kyle Huebner	36	Chief Financial Officer
James Bortnak	38	Vice President, Sales and Marketing
John Clem	36	Vice President, Product and Service Operations
James A. Harper	36	Vice President, Finance, Chief Accounting Officer and Corporate Controller

Kyle Huebner. Mr. Huebner has been our Chief Financial Officer since January 2004. Mr. Huebner was our Vice President of Marketing from October 2001 to January 2004, our Vice President of Corporate Strategy from January 2000 to October 2001, and our Senior Director of Corporate Strategy from January 1999 to 2000. Prior to joining our Company, from 1997 to 1999, Mr. Huebner was a management consultant at Bain & Company. From 1992 to 1995, Mr. Huebner served as a Research Analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

James Bortnak. James Bortnak was named Vice President, Sales & Marketing, in January 2004. Previously, Mr. Bortnak served as Vice President, Business Development from March 2002 to January 2004, and as a senior member of the Business Development group since joining our Company in October 1999. Prior to joining Stamps.com, Mr. Bortnak practiced business law, focusing in the area of technology and start-up companies. Mr. Bortnak holds an LLB from the University of British Columbia, and has been a member of the California Bar since 1997.

John Clem. Mr. Clem has been Vice President of Product and Service Operations since March 2006. Mr. Clem was our Director of Strategy from November 2005 to March 2006. Mr. Clem was also our Director of Marketing from March 2004 to July 2005 and our Director of Corporate Strategy from March 2003 to February 2004. Prior to Stamps.com, Mr. Clem was a management consultant at Booz Allen & Hamilton from 2000 to March 2003. Mr. Clem received his B.S. in Mechanical Engineering from California State Polytechnic University at Pomona and his M.B.A. from the Ross School of Business at The University of Michigan.

James A. Harper. Mr. Harper has been our Vice President of Finance since March 2006. Mr. Harper has also been our Chief Accounting Officer since February 2003 and our Corporate Controller since April 2001. Mr. Harper was also our Assistant Controller from January 2001 to April 2001, and was Accounting Manager from April 1999 to December 2000. Prior to joining our Company, from September 1998 to April 1999, Mr. Harper served as Senior Financial Analyst at Paramount Pictures. From September 1996 to September 1998, Mr. Harper served as an auditor for Arthur Andersen LLP. Mr. Harper holds a B.S. in Accounting from California State University at Northridge.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2006, December 31, 2005, and December 31, 2004, respectively, by our chief executive officer, chief financial officer and each of our other three highest compensated executive officers whose total compensation exceeded $100,000 during 2006. The listed individuals are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(1)	Total

Ken McBride	2006	$341,667	$195,000	$0	$0	$0	$0	$4,400	$541,067
Chief Executive	2005	$325,370	$170,000	$0	$0	$0	$0	$4,200	$499,570
Officer	2004	$298,813	$138,125	$0	$432,053	$0	$0	$565,643	$1,434,634

Kyle Huebner	2006	$238,333	$90,000	$0	$0	$0	$0	$4,400	$332,733
Chief Financial	2005	$228,333	$76,000	$0	$0	$0	$0	$4,200	$308,533
Officer	2004	$220,000	$46,125	$0	$288,035	$0	$0	$252,169	$806,329

James Bortnak	2006	$217,833	$100,000	$0	$0	$0	$0	$4,237	$322,070
Vice President,	2005	$206,667	$85,000	$0	$0	$0	$0	$4,133	$295,800
Sales and Marketing	2004	$205,000	$61,500	$0	$230,428	$0	$0	$177,764	$674,692

John Clem(2)	2006	$162,193	$35,000	$0	$314,780	$0	$0	$3,244	$515,217
Vice President,	2005	$87,740	$40,000	$0	$334,569	$0	$0	$1,620	$463,929
Product and Service Operations	2004	$121,667	$15,000	$0	$215,986	$0	$0	$16,245	$368,898

James Harper	2006	$151,667	$40,000	$0	$335,968	$0	$0	$1,808	$529,443
Vice President,	2005	$133,333	$31,000	$0	$0	$0	$0	$0	$164,333
Finance and Chief Accounting Officer	2004	$125,000	$16,400	$0	$115,214	$0	$0	$42,577	$299,191

——————

(1)

Includes (i) make-up payments from the loss of intrinsic value in stock options following the Company’s $1.75 return of capital dividend in 2004 and (ii) contributions to our 401(k) plan that we made on behalf of the named executive officer to match a portion of his elective deferred contributions to such plan.

(2)

 In 2005 for Mr. Clem, the salary represents a partial-year salary as Mr. Clem left the Company in July 2005 and returned in November 2005.

Grants of Plan-Based Awards Table

The following table provides information with respect to grants of plan-based awards made during fiscal year 2006 to the named executive officers. The options have an exercise price equal to the closing price of our Company’s common stock on NASDAQ on the grant date, have a ten-year life, and vest in equal installments over three years beginning one month after grant date, subject to acceleration in certain circumstances.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ken McBride(1)	—	—	—	—	—	—	—	—	—	—	—

Kyle Huebner(1)	—	—	—	—	—	—	—	—	—	—	—

James Bortnak(1)	—	—	—	—	—	—	—	—	—	—	—

John Clem	3/01/06	—	—	—	—	—	—	—	20,000	32.52	314,780
James Harper	4/03/06	—	—	—	—	—	—	—	20,000	34.48	335,968

——————

(1)

For these officers, the Company did not grant any equity awards during the fiscal year ended December 31, 2006.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described below under “Compensation Discussion and Analysis.”

Outstanding Equity Awards At Fiscal Year-End

The following table provides information on the holdings of stock options by the named executive officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

Ken McBride	6,000	—	—	23.38	4/26/2010
Ken McBride	198,157	—	—	7.08	5/02/2012
Ken McBride	26,667	—	—	9.82	10/27/2013
Ken McBride	75,000	—	—	17.50	11/03/2014

Kyle Huebner	7,499	—	—	4.26	10/20/2010
Kyle Huebner	91,265	—	—	7.08	5/02/2012
Kyle Huebner	9,446	—	—	9.82	10/27/2003
Kyle Huebner	38,762	—	—	17.50	11/03/2014

James Bortnak	7,501	—	—	62.00	10/11/2009
James Bortnak	8,750	—	—	23.38	4/26/2010
James Bortnak	9168	—	—	9.82	10/27/2013
James Bortnak	2,888	—	—	17.50	11/03/2014

John Clem	7,500	22,500	—	23.50	12/01/2015
John Clem	4,999	15,001	—	32.52	3/01/2016

James Harper	10,000	—	—	4.36	2/01/2011
James Harper	1,500	—	—	3.78	3/29/2011
James Harper	5,000	—	—	6.78	6/03/2012
James Harper	10,000	—	—	9.82	10/27/2013
James Harper	20,000	—	—	17.50	11/03/2014
James Harper	4,443	15,557	—	34.48	4/03/2016

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and vested stock awards by Stamps.com’s executive officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Ken McBride	80,348	2,045,466	—	—
Kyle Huebner	69,529	1,400,569	—	—
James Bortnak	73,500	1,185,907	—	—
John Clem	—	—	—	—
James A. Harper	—	—	—	—

COMPENSATION DISCUSSION AND ANALYSIS

The goals of our executive management compensation program are to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent at the Company by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals.

Overall Methodology of Setting Compensation

The Compensation Committee of the Board of Directors approves all compensation and awards to the chief executive and all executive management. This group typically includes the chief financial officer, the general counsel, the vice president of sales and marketing, the vice president of research and development, the vice president of information technology, and the chief accounting officer. The Compensation Committee reviews the performance and compensation of the chief executive officer and, following discussions with the chief executive officer, establishes his compensation level. For the remaining executive management, the chief executive officer makes recommendations to the Compensation Committee that generally, with minor adjustments, are approved. With respect to equity compensation, the Compensation Committee grants stock options generally based upon the recommendation of the chief executive officer.

To establish overall compensation benchmarks for our executive management, the chief executive officer and the Compensation Committee utilize reports and data from Culpepper & Associates (“Culpepper”), a nationally recognized firm that conducts worldwide salary surveys and provides benchmark data for compensation and employee benefit programs. The Culpepper database includes compensation data for approximately 1800 IT services, software, hardware and life sciences companies, including over 950 U.S. public companies.

In order to derive an accurate group of comparable companies from the Culpepper database the chief executive officer and the Compensation Committee use several groupings within the database as follows: (a) all companies of similar size based on revenue; (b) all companies located in Southern California (or in areas with similar cost-of-living levels if the number of companies in Southern California is not a sufficiently large enough sample); and (c) all companies that are traded publicly in U.S. public markets. A weighted average of compensation from the companies in each of these groups is then taken. Size (as measured by total revenue) is considered the most important factor among the above factors when comparing compensation at Stamps.com to other companies; therefore, the group of companies with similar size is weighted at 50%. The group of companies in the same geographic region is then weighted at 25% and, finally, the group of U.S. public companies is weighted at 25%. The weighted average analysis results in a weighted average base salary benchmark, and a weighted average total cash compensation benchmark for each member of executive management.

In setting compensation for executive management the chief executive officer and the Compensation Committee also consider several factors for each individual, such as: (a) the performance of each individual; (b) performance of the overall Company during the period which the individual has held a position; and (c) the anticipated level of difficulty of replacing each person with someone of comparable experience and skill.

Each Element of Compensation, Why We Pay It, and How We Determine Amounts

We currently compensate our executive management through three main elements: base salary, incentive pay, and equity participation. Certain members of our executive management also have post-termination compensation arrangements.

We pay a base salary to each of our senior managers in order to allow them to cover their living expenses and in order to correspond with the standard practice of nearly all other employers. We establish base salaries for each individual each year based on a comparison to the benchmarks established using the aforementioned weighted average method. We typically seek to set individual base salaries in a range of 40th to 60th percentile versus the individual’s weighted average base salary benchmark; for fiscal 2006, each individual’s base salary ended up between the 40th and 57th percentile.

We pay incentive compensation to each of our senior managers in order to provide incentives for them to guide the business toward annual goals that are set by the Compensation Committee. Our incentive-based compensation is set based on a group bonus pool. The total bonus pool each year is determined based on a base pool amount, and certain modifiers that can move the final pool amount up or down from the base pool level based on performance targets for the year. Once the final group bonus pool is set after the year is complete, it is allocated out to individual executive management based on (i) individual performance and contributions to our Company during the year; and (ii) individual compensation relative to the weighted average total compensation benchmarks.

For the bonus pool paid out in fiscal 2006, four separate performance targets were used: (1) our fiscal 2005 total revenue growth from our PC Postage business line; (2) our fiscal 2005 total revenue from our PhotoStamps business line; (3) our fiscal 2005 PhotoStamps total gross profit less directly attributable marketing costs; and (4) our fiscal 2005 total earnings per fully diluted weighted average share, minus the outcome in aforementioned performance target number three. For the bonus pool paid out in fiscal 2006, the range of potential outcomes set for the bonus pool based on the performance targets was zero for well below expectation performance to as much as 3.2 times the original base pool for extraordinary performance. The actual final outcome was to increase the base pool by 1.65, based on the performance of the company relative to the aforementioned performance targets, and based on several intangible factors that drove the overall Company performance in fiscal 2005. The final bonus pool represented approximately 30% of the total compensation for the executive manager group included in the bonus pool program, and, following allocation of the bonus pool, each individual’s total compensation for the year ended up between the 31st and the 55th percentile relative to the weighted average total compensation benchmark for that executive manager. In particular, our CEO and CFO ended up with total effective fiscal 2006 compensation which was approximately 45th percentile and 45th percentile, respectively, versus the weighted average total compensation benchmarks for chief executive officers and chief financial officers in our test group.

We grant equity participation to each of our executive managers in order to provide incentives for them to guide the business toward our long-term goal of increasing shareholder value. Historically, the primary form of equity participation that we have awarded our executive management consisted of incentive stock options (ISOs) and non-qualified stock options. We selected this form of equity participation because of the favorable accounting and tax treatments, and the near universal expectation by executive management employed in software and technology that they would receive stock options. When we grant stock options, our practice is for our chief executive officer to meet with the Compensation Committee to discuss appropriate levels of stock option grants for each executive manager. Timing of stock option grants typically relates to (i) new employee hires, (ii) promotions of existing employees, (iii) year end performance reviews of employees, or (iv) company-wide option grants as deemed appropriate by the Compensation Committee.

We provide post-termination compensation arrangements to certain members of our executive management as we believe that it is important to give them some limited protection in the event they are terminated without cause or terminated following a change in control of the Company. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders. The cash components of all of our executive management post-termination compensation arrangements, if any, range from three to six months of base salary, and typically also include continuing health benefits during the same period.

Other Benefits

As reflected in the Summary Compensation Table, we do not provide perquisites to our executive management. Executive management participates in Stamps.com’s standard benefit plans on the same terms as other employees. These plans include medical and dental insurance, 401(k), life insurance, charitable gift matching (limited to 50% matching of up to $200 per employee per year) and the employee stock purchase plan. Relocation benefits for executive management may also be reimbursed but are individually negotiated when they occur.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its Committee charter for determining the compensation of Stamps.com’s executive officers. In previous proxy statements, the Committee submitted reports that sought to describe in detail the philosophy and execution of executive compensation at Stamps.com. In accordance with SEC rules that are now effective for this and future proxy statements, a new “Compensation Discussion and Analysis” section includes this information. In addition, the “Executive Compensation” section includes more information concerning the compensation of our listed officers than has been published previously.

In this regard, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Ken McBride. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Stamps.com’s 2006 Annual Report and in this proxy statement.

Submitted by the Compensation Committee of the Company’s board of directors:

Mohan P. Ananda
Lloyd I. Miller, III

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

During 2001, in a period of exploring our strategic alternatives, we adopted a bonus plan for a number of our officers, including Mr. McBride. The plan provided the option to elect to receive cash payments or stock options at fair market value upon completion of certain milestones. Benefits under this plan would accrue if certain transactions were completed and we sold assets of the postage business in a transaction that avoided a time consuming wind-down process. A different level of benefits would also be payable under this plan in the event that management was unable to complete a transaction and other alternatives were pursued while we engaged in a time consuming wind-down process. In light of our current circumstances in the Company, this bonus plan is no longer relevant.

All of our named executive officers have executed and delivered a copy of our confidential information and invention assignment agreement in connection with their employment. Messrs. McBride, Huebner, Bortnak and Weisberg have entered into separation agreements with our Company such that in the event of a termination without cause or a termination following a change of control, these officers shall receive six months’ salary and benefits. Mr. Leon has entered into a separation agreement with our Company such that in the event of a termination without cause or a termination following a change of control, he shall receive three months’ salary and benefits. Mr. Ogg, our former Vice President of R&D, received six months’ salary and benefits upon his departure from Stamps.com in January 2005. Mr. Ogg also received an additional payment of $25,000 on July 31, 2005, for support in transitional and other matters. Mr. Stables, our former Vice President of IT, received six months’ salary and benefits upon his departure from Stamps.com in September 2005.

In April 1999, we amended our 1998 Stock Plan to implement a change in control provision. As a result of this provision, should any optionee have his or her service involuntarily terminated within 18 months following a change in control in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of common stock upon an involuntary termination. A “change in control” under the 1998 Stock Plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution. “Involuntary Termination” is defined under the 1998 Stock Plan as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following:

(i)

a change in his or her position with us which materially reduces his or her responsibilities;

(ii)

a reduction in his or her level of compensation by more than 15%; or

(iii)

a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected by us without the optionee’s consent.

Our 1999 Stock Incentive Plan is a successor plan to our 1998 Stock Plan, and includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information known to our Company with respect to the beneficial ownership of our common stock as of February 28, 2007, by (a) all persons who are beneficial owners of 5% or more of our common stock, (ii) each director and nominee for director, (iii) our executive officers and (iv) all current directors and executive officers as a group. The Company has relied upon information provided to the Company by its directors and executive officers and copies of documents sent to the Company that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020. Percentage of ownership is based on 21,868,552 shares of our common stock issued and outstanding on February 28, 2007. Shares of our common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after February 28, 2007 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned

Ken McBride(1)	385,839	1.76%
Kyle Huebner(2)	166,103	*
James Bortnak(3)	30,667	*
John Clem(4)	18,962	*
Jamie Harper(5)	28,479	*
Mohan Ananda(6)	695,625	3.18%
Kevin Douglas(7)	1,718,450	7.86%
G. Bradford Jones	120,822	*
Lloyd Miller(8)	1,348,723	6.17%

Other 5% Stockholders:

Fidelity Management & Research Company	2,328,925	10.65%
82 Devonshire Street
Boston, MA 02109

Passport Capital, LLC	1,864,350	8.53%
402 Jackson Street
San Francisco, CA 94111

Waddell & Reed Investment Management Co.	1,379,100	6.31%
6300 Lamar Avenue
Overland Park, KS 66202

Munder Capital Mangement/World Asset Mang	1,293,638	5.92%
480 Pierce Street
Birmingham, MI 48009

Barclays Global Investors	1,222,928	5.59%
120 South Sixth Street
Minneapolis, MN 55402

All directors and executive offers as a group (9 people)	4,513,670	20.64%

——————

*

Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)

Includes 305,828 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2007.

(2)

Includes 146,973 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2007.

(3)

Includes 28,311 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2007.

(4)

Includes 17,221 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2007.

(5)

Includes 26,666 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of February 28, 2007.

(6)

Includes 480,048 shares held directly by Mohan Ananda, 750 shares held by Mr. Ananda’s spouse and son, 20,000 shares held by the Ananda Foundation and 144,077 shares held in trust for the benefit of Mr. Ananda’s family.

(7)

Includes 523,417 shares held directly by the James Douglas and Jean Douglas Irrevocable Descendants’ Trust and indirectly by Kevin Douglas. Kevin Douglas and Michelle Douglas, husband and wife, are each a co-trustee of the James Douglas and Jean Douglas Irrevocable Descendants’ Trust. Includes 547,791 shares held directly by the Douglas Family Trust and indirectly by Kevin Douglas. James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are each a co-trustee of the Douglas Family Trust. Also includes 32,750 shares held directly by James E. Douglas, III and indirectly by Kevin Douglas.

(8)

Includes 223,400 shares held directly by Lloyd I. Miller, 258,294 shares held by Trust A-4; 55,000 of such shares are held by Milfam I, L.P.; 456,630 of such shares are held by Milfam II, L.P.; 1,000 of such shares are held by Alexandra UGMA; 500 shares are held by Kimberley S. Miller; 1,000 of such shares are held by Lloyd IV UGMA; 187,266 of such shares are held by Trust Milgrat I; and 150,633 of such shares are managed by Marli Miller.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders	1,765,650	$16.22	7,654,262
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,765,650	$16.22	7,654,262

——————

(1)

Consists solely of the Company’s 1999 Stock Incentive Plan.

AUDIT COMMITTEE REPORT

The information contained in this section shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The following is the report of the Audit Committee with respect to our Company’s audited financial statements for the fiscal year ended December 31, 2006 included in our Company’s Annual Report on Form 10-K for that year.

Review with Management

The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Conclusion

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Kevin Douglas
G. Bradford Jones
Lloyd I. Miller, III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Mr. Ananda

Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as our Chief Executive Officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The new license agreement reaffirmed our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarified and narrowed Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Indemnification of Directors and Officers

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than ten percent of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon the copies of Section 16(a) reports which we received for fiscal year 2006 transactions in our common stock and their common stock holdings, we believe that, other than as detailed below, all reporting requirements under Section 16(a) for that fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

On April 21, 2006, James A. Harper filed a Form 4; the correct date of such filing was April 5, 2006. On May 9, 2006, Ken McBride filed a Form 4; the correct date of such filing was May 3, 2006. On June 15, 2006, Mohan Ananda, Kevin Douglas, Brad Jones and Lloyd I. Miller all filed Form 4s; the correct date of such filings was June 9, 2006.

OTHER MATTERS

Annual Report

A copy of our annual report for the fiscal year ended December 31, 2006 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K

We filed an annual report on Form 10-K with the SEC on or about March 16, 2007. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 12959 Coral Tree Place, Los Angeles, CA 90066-7020, or you can access copies of all our SEC filings on our Company website at http://investor.stamps.com/edgar.cfm.

STAMPS.COM INC.
PROXY

Annual Meeting of Stockholders, June 6, 2007

This Proxy is Solicited on Behalf of the Board of Directors of
STAMPS.COM INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held Wednesday, June 6, 2007 and the Proxy Statement and appoints Kenneth McBride the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of STAMPS.COM INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2006 Annual Meeting of Stockholders of the Company to be held at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California, 90292 on June 6, 2007 at 10:00 a.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

1.	To elect two directors to serve for three-year terms ending in the year 2010 or until their respective successor is duly elected and qualified;
		FOR	WITHHOLD AUTHORITY TO VOTE
Mohan Ananda
Kevin Douglas
2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2007.			FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends a vote FOR the director listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the directors listed above and FOR the other proposals.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) on certificate)
Please sign your name:	Date:
(Authorized Signature(s))